EXHIBIT 8

[DLA PIPER RUDNICK GRAY CARY US LLP LETTERHEAD]

203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601-1293
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FAX	(312) 236-7516

July 21, 2006

Board of Trustees
Equity Residential
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

Re:         Tax Opinion - REIT Status

Ladies and Gentlemen:

We are acting as special tax counsel to Equity Residential, a Maryland real estate investment trust (“EQR”), in connection with EQR’s registration statement on Form S-3, as amended (“Registration Statement”), under the Securities Act of 1933, as amended (“Securities Act”),  relating to the registration of 1,488,663 common shares of beneficial interest, $0.01 par value per share (“Shares”), (i) 679,686 of which (“Issued Shares”) were issued upon conversion of certain preference units in Lexford Properties, L.P. (“Lexford”) and are to be offered and sold from time to time by a certain selling shareholder of EQR listed in the Registration Statement , (ii) 484,493 of which (“OP Exchange Shares”) are to be offered and sold from time to time by certain selling shareholders of EQR listed in the Registration Statement after issuance by EQR upon the exchange of units of limited partnership interest in ERP Operating Limited Partnership, an Illinois limited partnership (“Operating Partnership”), and (iii) 324,484 of which (“Lexford Exchange Shares”) are to be offered and sold from time to time by a certain selling shareholder of EQR listed in the Registration Statement after issuance by EQR upon the conversion of preference units in Lexford currently held by such selling shareholder (collectively, the OP Exchange Shares and the Lexford Exchange Shares may be referred to herein as “Exchange Shares”), as filed with the Securities and Exchange Commission on June 30, 2006.  This opinion letter is furnished to you at your request to enable EQR to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:  (i) an executed copy of the Registration Statement; (ii) the Articles of Restatement of EQR (“Declaration of Trust”); (iii) the Fifth Amended and Restated Bylaws of EQR (“Bylaws”); (iv) the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership (“ERP LP Agreement”); (v) the Amended and Restated Limited Partnership Agreement of Lexford (“Lexford LP Agreement”); (vi) resolutions of the Board of Trustees of EQR or a duly authorized committee thereof that authorizes and otherwise relates to the issuance of the Issued Shares and the Exchange Shares (“Resolutions”); and (vii) such other materials and matters as we have deemed necessary for the issuance of this opinion.

In addition, we have relied upon the factual representations contained in EQR’s certificate to us, dated July 21, 2006 (the “EQR Officer’s Certificate”), executed by a duly appointed officer of EQR, setting forth certain representations relating to the organization and operation of EQR, Operating Partnership, and their respective subsidiaries.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed.  We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.  Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct.  Any alteration of such facts may adversely affect our opinions.  In the course of our representation of EQR, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer’s Certificate or of the Reviewed Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.  We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions.  In addition, the opinions are based on the correctness of the following specific assumptions:

(i)                                     EQR, ERP Operating Limited Partnership and their respective subsidiaries will each be operated in the manner described in the EQR Declaration of Trust, the EQR Bylaws, the ERP Operating Limited Partnership Agreement, the other organizational documents of each such entity, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)                                  EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)                               ERP Operating Limited Partnership is a duly organized and validly existing limited  partnership under the laws of the State of Illinois; and

(iv)                              There has been no change in the applicable laws of the State of Maryland, or in the Code, the regulations promulgated thereunder by the United States Department of the Treasury, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.  Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.  Moreover, the qualification and taxation of EQR as a real estate investment trust (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned.  Accordingly, no assurance can be given that the actual results of the operations of EQR for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our opinion that:

(i)                                     EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for its taxable years ended December 31, 1992 through December 31, 2005, and EQR’s organization and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the date of this opinion.

(ii)                                  The discussion in each of (1) EQR’s Annual Report on Form 10-K for the year ending December 31, 2005, under the heading “Federal Income Tax Considerations,” which is incorporated by reference into the Prospectus and (2) the Prospectus included as part of the Registration Statement under the heading “Additional Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.

The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion.  Other than as expressly stated above, we express no opinion on any issue relating to EQR or ERP Operating Limited Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of EQR’s Annual Report on Form 10-K for the year ended December 31, 2005, under the heading “Federal Income Tax Considerations.”  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statements.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper Rudnick Gray Cary US LLP contained under the heading “Legal Matters” in the Prospectus included as part of the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP